Exhibit 99.1

Enzon Announces the Appointment of New Member to Its Board Of Directors

    BRIDGEWATER, N.J.--(BUSINESS WIRE)--May 16, 2005--Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced that Robert C. Salisbury has been appointed to the Company's Board of Directors and Audit Committee. Enzon's Board of Directors has also determined that Mr. Salisbury is an "audit committee financial expert," as defined by the rules of the Securities Exchange Act of 1934.
    In 1998, Mr. Salisbury retired from Pharmacia & Upjohn, Inc. where he most recently served as Executive Vice President and Chief Financial Officer. In this capacity, Mr. Salisbury was responsible for all of the company's financial functions, as well as corporate strategy, human resources, investor relations, and corporate communications. Previously, Mr. Salisbury served as Executive Vice President, Finance and Chief Financial Officer at The Upjohn Company, where he played an integral role in planning, implementing, and integrating the merger between Pharmacia and The Upjohn Company in 1995. Mr. Salisbury first joined The Upjohn Company in 1974 and over a 20-year career, he served in various management posts in finance and strategic planning.
    "Mr. Salisbury is a distinguished financial executive with more than 20 years of senior management experience in the pharmaceutical industry," said Jeffrey H. Buchalter, Enzon's chairman and chief executive officer. "Bob's extensive financial expertise will be a significant asset to our Board of Directors, as well as our audit committee."
    Mr. Salisbury also serves as a director of the biotechnology company, Viragen, Inc. He received his Master of Business Administration in 1972 and his Bachelor of Science in finance in 1965 from Florida State University.

    About Enzon

    Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON(R), marketed by Schering-Plough, and ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R), marketed in North America by Enzon's specialized sales force. Enzon's science-driven strategy includes an extensive drug development program that leverages the Company's macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA(R)) technologies. Internal research and development efforts are complemented by strategic transactions that provide access to additional marketed products and promising clinical compounds. Further information about Enzon can be found on the Company's web site at www.enzon.com.

    All information in this press release is as of May 16, 2005 and the Company undertakes no duty to update this information.

    CONTACT: Enzon Pharmaceuticals, Inc.
             Susan Mesco
             Director, Investor Relations
             908-541-8678